Exhibit 14.1.15.1

SCHEDULE OF SUPPLEMENTAL INDENTURES SUBSTANTIALLY IDENTICAL TO FORM OF SUPPLEMENTAL INDENTURE DURING AND AFTER 2014

In accordance with Instruction 2 to Item 601 of Regulation S-K, the Registrant has omitted filing the following Supplemental Indentures by and between Aqua Pennsylvania, Inc. and The Bank  of New York Mellon Trust Company, N.A. because they are substantially identical in all material respects to the form of Supplemental Indenture filed as Exhibit 4.1.15 to Aqua America, Inc.’s  Annual Report on Form 10-K for the fiscal year ended December 31, 2015:

1.	Forty-ninth Supplemental Indenture, dated as of December 1, 2014

2.	Fiftieth Supplemental Indenture, dated as of November 1, 2015